UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 23, 2009

LiveDeal, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-24217	85-0206668
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2490 East Sunset Road, Suite 100, Las Vegas, Nevada	89120
(Address of Principal Executive Offices)	(Zip code)

(702) 654-9646
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 23, 2009, LiveDeal, Inc. (the “Company”) and Richard F. Sommer, the Company’s Chief Executive Officer, entered into an amendment (the “Amendment”) to Mr. Sommer’s Employment Agreement dated as of May 19, 2009 (the “Employment Agreement”).  The Amendment, which is effective as of October 29, 2009, provides that Mr. Sommer is entitled to an option to purchase 250,000 shares of the Company’s common stock at an exercise price of $1.95 per share, which was equal to the closing price of the Company’s common stock on the date of grant.  The option was granted pursuant to the Company’s 2003 Stock Plan and will vest according to the following schedule:  25% on October 29, 2010 (the first anniversary of the date of grant) and 1/36 of the remainder each month beginning on November 29, 2010.

Previously, the Employment Agreement provided that Mr. Sommer was entitled to a success fee payable in cash equal to 2% of the excess above $9,000,000 of any cash distributed to or received by the Company’s stockholders in the form of a dividend, in the event of liquidation or upon a change of control.  Pursuant to the Amendment, that provision was deleted and replaced with the option grant described above.

Other than as described above, the original terms of the Employment Agreement remain in full force and effect.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVEDEAL, INC.

Date: November 25, 2009	/s/ Rajeev Seshadri
Rajeev Seshadri
Chief Financial Officer